Exhibit 99.1

Media Contact:  Chris Tofalli

Broadgate Consultants, Inc.

212-232-2226

Investor Contact:  Bruce Kirk

Graphic Packaging Corporation

770-644-3085

GRAPHIC PACKAGING CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR 2003 RESULTS

MARIETTA, Georgia, February 4, 2004 – Graphic Packaging Corporation (NYSE: GPK), formerly Riverwood Holding, Inc., a leading provider of paperboard packaging solutions, today reported a net loss for the fourth quarter 2003 of $14.0 million or $0.07 per share, based upon 198.4 million shares.  Results for the quarter compare to net income in the fourth quarter of 2002 of $1.5 million or $0.01 per share, based upon 119.4 million fully diluted shares.  The loss in the fourth quarter of 2003 reflects soft drink volume and price pressures, containerboard price pressures, higher energy and fiber costs, increased legal expenses, and a charge associated with the retirement of certain mill and plant assets.

In August 2003 Graphic Packaging International Corporation and Riverwood Holding, Inc. merged in a stock-for-stock transaction and at that time Riverwood Holding, Inc. was renamed Graphic Packaging Corporation.  The merger has been accounted for as a purchase transaction.  Graphic Packaging International Corporation’s results are included in this report from the date of the merger, August 8, 2003, and Riverwood Holding, Inc.’s results are included for the entire 2002 and 2003 years.  Unaudited pro forma net income for the 2002 fourth quarter was $8.0 million or $0.04 per share based, upon 202.9 million fully diluted shares, and compares to a loss of $14.0 million or $0.07 per share for the 2003 quarter.  Unaudited pro forma Statements of Operations for the four individual quarters of 2002 and 2003 are provided in supplementary tables.

During the fourth quarter 2003 the Company’s debt was reduced by $27.2 million.  At year-end, Graphic Packaging’s total debt was $2,154.6 million.

“The first full quarter following the merger in August 2003 between Graphic Packaging International Corporation and Riverwood Holding, Inc. is now completed,” said Stephen M. Humphrey, President and Chief Executive Officer.  “Our total overall sales to all beverage markets advanced for the quarter in spite of on-going pressures in the soft drink markets.”

“Over the past quarter, and recently, a number of events have occurred that highlight our strategies.  Our Ft. Atkinson, WI beverage carton plant closed in November as had been announced in May 2003 as part of our capital program to enhance the competitiveness of the beverage carton converting operations.  The Company recently announced that its Garden Grove, CA carton plant will close during 2004.  These are strategic initiatives to maintain our low cost converting system and to recognize opportunities for synergies afforded by the merger.”

“Our strategy to gain efficiency through integration of our operations advanced during 2003. Our coated paperboard shipments into the legacy Graphic carton system were higher and are expected to show further gains during 2004.   Our strategy to create innovative products is illustrated by our Fridge Vendor® beverage carton which certain Pepsi® and Dr Pepper® locations now utilize in the marketplace.  During the quarter we were also recognized by Coca-Cola North America as their 2003 packaging integration supplier of the year.  Consumer convenience generated higher sales in microwave products as well.”

Net sales of $568.6 million for the 2003 fourth quarter represents a $273.0 million, or 92.4% increase, compared to the $295.6 million reported for the 2002 fourth quarter.  Net sales were $24.6 million, or 4.5% higher than the unaudited pro forma net sales of $544.0 million for the 2002 fourth quarter.

•                  A positive contribution to sales of $17 million for the quarter resulted from favorable foreign currency exchange rates.  The Company’s total international sales were $102.3 million, or 18.0% of total sales for the 2003 fourth quarter, as compared to $81 million, or 14.9% of pro forma sales of $544.0 million for the 2002 fourth quarter.  The international sales increase resulted from favorable currency exchange rates, as well as a 5.8% volume increase for the total of our international beverage, consumer product and Fiskeby mill product sales.  The Company recorded strong sales in   Australia from its international coated board sales and in Sweden from its recycled board sales.

•                  These increases were tempered by 2% lower pricing and mix in North American beverage markets, as previously noted in the Company’s quarterly earnings reports during 2003 as compared to 2002.  During 2003 and through the fourth quarter, beverage prices and mix have been relatively stable.

•                  Industry analysts have cited particularly weak beer and soft drink volumes for the quarter, especially in December.  For the fourth quarter, industry analysts indicate that beer store or case volume declined approximately 2% and soft drink volume was flat.  For 2003 industry beer volume declined 0.1% and soft drink volume was unchanged.

•                  Industry reports indicate that certain packaged food volumes declined during most of the fourth quarter.  Products that utilize folding cartons, such as cereals, cookies, crackers and some frozen food products were among those that had weak sales.  The Company’s total folding carton sales, however, benefited from increased share at several major accounts, full year commercialization of new accounts obtained in 2002 and higher promotional activity in cereal and pizza products.

Income from operations for the 2003 fourth quarter was $18.8 million, as compared to $28.4 million in the 2002 fourth quarter.  Income from operations for the 2003 fourth quarter compares to unaudited pro forma income from operations of $35.3 million for the 2002 fourth quarter.

•                  Energy costs, on a pro forma basis, were up approximately $5 million in the fourth quarter, as compared to the fourth quarter of 2002 and for the year were more than $11 million above those in 2002.

•                  Fiber costs, on a pro forma basis, at our U.S. mills were up $2 million for the fourth quarter 2003, as compared to the fourth quarter of 2002.  For the year, fiber costs   rose $7 million on a pro forma basis, as compared to 2002.

•                  A $4.8 million charge or $0.02 per share was recorded in Other Expense to reflect retirement of certain mill and plant equipment.

•                  The Company’s decision to produce linerboard in lieu of building other inventories cost approximately $1 million in the fourth quarter.

•                  Legal expenses, on a pro forma basis, were up nearly $2.0 million in the fourth quarter and up $2.8 million for the 2003 year as compared to the same periods in 2002.

•                  In the fourth quarter the Company achieved more than $6 million of synergies arising from the August 2003 merger, compared to the more than $1 million that was achieved in the third quarter of 2003.  Synergies are now at an annual rate that is above the $17.6 million of synergies that had been expected for the first full year following the merger.

Interest Expense was $37.0 million for the 2003 fourth quarter.  Lower interest rates from the Company’s August 2003 debt refinancing were offset by increased indebtedness due to the merger.

Income Tax Expense for 2003 and 2002 was primarily incurred on income earned in foreign countries.  The company has approximately a $1.4 billion net operating loss (“NOL”) which may be available to shelter future taxable income, but it is subject to limitations as described in the Company’s filings with the Securities and Exchange Commission (“SEC”).  The income tax benefit of $3.3 million in the fourth quarter of 2003 primarily reflects the release of the valuation allowance for our now profitable Australian operations.

Capital expenditures for the fourth quarter were approximately $60 million, and for the 2003 year were $136.6 million.  Capital expenditures were higher than previously indicated due to accelerated expenditures on our beverage carton manufacturing initiative that reached $26.6 million as of year-end.  Capital expenditures for the 2004 year are estimated at approximately $150 million.  Capital expenditures for the current year reflects normal maintenance and replacement, continued expenditures on the $75 million beverage carton converting initiative announced in May 2003 and expenditures on further manufacturing rationalization initiatives that the Company has undertaken.  As previously disclosed, depreciation and amortization in 2004 are estimated at $210-$220 million.

Credit agreement EBITDA on a pro forma basis was $382.0 million for the 2003 year and compares to $409.6 million for the 2002 year.  Credit Agreement EBITDA refers to EBITDA as defined in the Company’s credit agreement and is a financial measure that is used therein for purposes of determining compliance with specified financial ratios.  It is calculated on a pro forma basis for the merger in accordance with the credit agreement.  Credit Agreement EBITDA is not a defined term under GAAP and should not be considered as an alternative to income from operations or net income as a measure of operating results or to cash flows as a measure of liquidity.  Borrowings under the credit agreement are a key source of the company’s liquidity.

Graphic Packaging Corporation will file its Form 10-K Report for the period ended December 31, 2003 on or about March 31, 2004 which will provide additional information regarding results for the period.  The Form 10-K will also provide unaudited pro forma results for the years ended December 31, 2002 and 2003.

The Company will host a conference call at 10:00 a.m. EST on Thursday, February 5th.  To access the conference call, listeners calling from within North America should dial +1-800-726-5281 at least 15 minutes prior to the start of the conference call.

About Graphic Packaging Corporation

Graphic Packaging Corporation was formed in August 2003 as a result of the merger of Riverwood Holding, Inc. and Graphic Packaging International Corporation.  Graphic Packaging is a leading provider of paperboard packaging solutions to the beverage, food and consumer product industries.  Additional information about Graphic Packaging, its business and its products is available on the Company’s web site at http://www.graphicpkg.com.

Forward Looking Statements

This earnings release includes forward-looking statements as to management’s or the Company’s expectations and beliefs.  Forward-looking statements are made upon management’s current expectations and beliefs concerning future developments and their potential effects on the Company, as to which there can be no assurance.  Important factors detailed in the Company’s Securities and Exchange Commission filings, as well as the following important factors, could cause the Company’s actual results to differ materially from those expressed in the forward-looking statements.  These statements are subject to risks and uncertainties relating to the merger with Graphic Packaging International Corporation; the Company’s substantial amount of debt; achieving improved volumes in North American consumer products packaging and North American beverage carton markets; the sale of additional paperboard into the open market; the selling prices the Company realizes for its products; the extent to which the Company can implement its business strategies and achieve forecast synergies; the anticipated impact of Coca-Cola Enterprise’s non-renewal notification; prolonged disruptions in the Company’s production facilities; competitive conditions; the volatility of energy and raw material costs and availability; loss of key executives; general economic and business conditions both in the U.S. and globally; labor relations; currency translation movements and the risks of doing business in foreign countries.

GRAPHIC PACKAGING CORPORATION

CONSOLIDATED BALANCE SHEETS

(Amounts in Millions, Except Share Amounts)

	December 31, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current Assets:
Cash and Equivalents	$17.5	$13.8
Receivables, Net of Allowances	198.5	137.3
Inventories	306.9	174.4
Prepaid Expenses	15.1	9.1

Total Current Assets	538.0	334.6
Property, Plant and Equipment, at Cost
Land and Improvements	61.5	38.8
Buildings	222.2	113.2
Machinery and Equipment	2,347.6	1,858.0
	2,631.3	2,010.0
Less: Accumulated Depreciation	(908.4)	(777.1)
Property, Plant and Equipment, Net	1,722.9	1,232.9
Deferred Tax Assets	12.3	11.1
Investment in Net Assets of Equity Affiliates	6.5	4.8
Goodwill	624.3	268.3
Intangible Assets, Net of Accumulated Amortization of $38.0 and $24.0 at December 31, 2003 and 2002, respectively	192.3	42.8
Other Assets	104.0	63.2

Total Assets	$3,200.3	$1,957.7

LIABILITIES
Current Liabilities:
Short-Term Debt	$38.4	$98.7
Accounts Payable	176.6	80.9
Compensation and Employee Benefits	67.3	31.8
Income Taxes	4.0	0.7
Interest Payable	30.5	35.7
Other Accrued Liabilities	68.3	31.5
Total Current Liabilities	385.1	279.3

Long Term Debt, Less Current Portion	2,116.2	1,429.7
Deferred Income Taxes	13.4	13.5
Other Noncurrent Liabilities	196.6	102.6
Total Liabilities	2,711.3	1,825.1
Contingencies and Commitments
Class A Redeemable Common Stock $120/share redemption value; 57,930 shares issued and outstanding at Dec.31, 2002	—	7.0

SHAREHOLDERS’ EQUITY
Preferred Stock par value $.01 per Share; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock par value $.01 per Share;
Common Stock, 500,000,000 shares authorized; 198,378,110 shares issued and outstanding at Dec. 31, 2003	2.0	—
Class A Common Stock, 9,000,000 shares authorized; 7,057,930 designated, 7,000,000 non-redeemable shares issued and outstanding at Dec. 31, 2002	—	0.1
Class B Common Stock, 3,000,000 shares authorized; 500,000 shares of non-redeemable shares issued and outstanding at Dec. 31, 2002	—	—
Capital in Excess of Par Value	1,168.5	748.7
Accumulated Deficit	(598.0)	(515.1)
Minimum Pension Liability Adjustment	(60.2)	(71.3)
Accumulated Derivative Instruments Loss	(12.7)	(6.1)
Cumulative Currency Translation Adjustment	(10.6)	(30.7)
Total Shareholders’ Equity	489.0	125.6
Total Liabilities and Shareholders’ Equity	$3,200.3	$1,957.7

GRAPHIC PACKAGING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Millions, Except Per Share Amounts)

	Three Months Ended		Year Ended
	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002
	(Unaudited)	(Unaudited)	(Unaudited)

Net Sales	$568.6	$295.6	$1,683.3	$1,247.3
Cost of Sales	485.6	237.3	1,398.5	984.8
Selling, General and Administrative	47.7	27.2	153.1	117.3
Research, Development and Engineering	2.0	1.5	7.4	5.2
Other Expense (Income), Net	14.5	1.2	18.2	(0.6)

Income from Operations	18.8	28.4	106.1	140.6
Loss on Early Extinguishment of Debt	—	—	(45.3)	(11.5)
Interest Income	0.7	0.2	1.0	1.4
Interest Expense	(37.0)	(34.9)	(144.5)	(147.4)
Loss before Income Taxes and Equity in Net Earnings of Affiliates	(17.5)	(6.3)	(82.7)	(16.9)
Income Tax Benefit (Expense)	3.3	7.5	(1.5)	4.7
(Loss) Income before Equity in Net Earnings of Affiliates	(14.2)	1.2	(84.2)	(12.2)
Equity in Net Earnings of Affiliates	0.2	0.3	1.3	1.0

Net (Loss) Income	$(14.0)	$1.5	$(82.9)	$(11.2)

(Loss) Income Per Share - Basic	$(0.07)	$0.01	$(0.56)	$(0.10)
(Loss) Income Per Share - Diluted	$(0.07)	$0.01	$(0.56)	$(0.10)

Weighted Avg. Number of Shares Outstanding - Basic	198.4	115.0	148.3	115.1
Weighted Avg. Number of Shares Outstanding - Diluted	198.4	119.4	148.3	115.1

GRAPHIC PACKAGING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in Millions)

	Year Ended December 31, 2003	Year Ended December 31, 2002
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(82.9)	$(11.2)
Noncash Items Included in Net Loss:
Depreciation and Amortization	160.4	133.8
Loss on Early Extinguishment of Debt	16.7	3.0
Current and Deferred Income Taxes	(2.8)	(10.7)
Pension, Postemployment and Postretirement Benefits Expense, Net of Contributions	18.6	8.4
Equity in Net Earnings of Affiliates, Net of Dividends	(0.8)	(0.4)
Amortization of Deferred Debt Issuance Costs	7.6	6.9
Loss on Retirement of Assets	8.4	1.5
Other, Net	7.8	—
Changes in Operating Assets & Liabilities:
Receivables	26.5	(9.6)
Inventories	(14.6)	(10.3)
Prepaid Expenses	1.4	(7.1)
Accounts Payable	30.3	(11.9)
Compensation and Employee Benefits	5.6	(1.9)
Income Taxes	(2.0)	(1.5)
Other Accrued Liabilities	(22.4)	(0.6)
Other Noncurrent Liabilities	(1.0)	(0.9)

Net Cash Provided by Operating Activities	156.8	87.5
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of Property, Plant and Equipment	(136.6)	(56.0)
Acquisition Fees	(93.9)	—
Cash Acquired in Merger	6.1	—
Decrease (Increase) in Other Assets	3.5	(2.7)
Net Cash Used in Investing Activities	(220.9)	(58.7)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowing under Revolving Credit Facilities	474.8	279.9
Payments on Revolving Credit Facilities	(456.6)	(288.3)
Proceeds from Issuance of Debt	2,125.0	250.0
Increase in Debt Issuance Costs	(57.4)	(3.8)
Premium Paid on Early Extinguishment of Debt	(28.6)	(8.5)
Payment on Debt	(1,989.1)	(252.5)
Issuance of Common Stock	0.2	—
Repurchases of Redeemable Common Stock	(1.0)	(0.4)
Net Cash Provided by (Used in) Financing Activities	67.3	(23.6)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	0.5	1.2
Net Increase in Cash and Equivalents	3.7	6.4
Cash and Equivalents at Beginning of Period	13.8	7.4
CASH AND EQUIVALENTS AT END OF PERIOD	$17.5	$13.8

COMBINED COMPANY

UNAUDITED CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(Amounts in Millions, Except Per Share Amounts)

	Three Months Ended				Year Ended
	Mar. 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003	Dec. 31, 2003
Net Sales	$543.1	$599.0	$585.4	$568.6	$2,296.1
Cost of Sales	457.7	505.7	484.9	485.6	1,933.9
Selling, General and Administrative, Research, Development and Engineering	57.4	57.9	61.2	64.2	240.7
Income from Operations	28.0	35.4	39.3	18.8	121.5
Interest Expense, Net	(36.1)	(36.2)	(39.5)	(36.3)	(148.1)
Loss on Early Extinguishment of Debt	—	—	(46.6)	—	(46.6)
Loss before Income Taxes and Equity in Net Earnings of Affiliates	(8.1)	(0.8)	(46.8)	(17.5)	(73.2)
Income Tax (Expense) Benefit	(1.0)	(3.6)	(1.2)	3.3	(2.5)
Loss before Equity in Net Earnings of Affiliates	(9.1)	(4.4)	(48.0)	(14.2)	(75.7)
Equity in Net Earnings of Affiliates	0.2	0.5	0.4	0.2	1.3
Net Loss	$(8.9)	$(3.9)	$(47.6)	$(14.0)	$(74.4)
Loss Per Diluted Share	$(0.04)	$(0.02)	$(0.24)	$(0.07)	$(0.38)
Weighted Average Number of Diluted Shares Outstanding	198.4	198.4	198.3	198.4	198.3

Other Data:
Total Depreciation & Amortization	$52.9	$53.0	$53.5	$55.5	$214.9

The unaudited condensed pro forma combined financial information above is based on the Company’s actual financial results for the periods indicated and the historical results of Graphic from the beginning of the periods presented through the date of the Merger. The pro forma information has been prepared in accordance with accounting principles generally accepted in the United States of America and is provided for comparison and analysis purposes only. The unaudited pro forma combined financial information does not purport to represent the combined company’s results of operations or financial condition had the Merger and Related Financing Transactions actually occurred as of such dates or of the results that the combined company would have achieved after the Merger.

Adjustments contained in the above Unaudited Condensed Pro Forma Combined Statement of Operations are consistent to those adjustments within the Unaudited Condensed Pro Forma Combined Statement of Operations included in the Company’s Form 10-Q for the period ended September 30, 2003.

COMBINED COMPANY

UNAUDITED CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(Amounts in Millions, Except Per Share Amounts)

	Three Months Ended				Year Ended
	Mar. 31, 2002	June 30, 2002	Sept. 30, 2002	Dec. 31, 2002	Dec. 31, 2002
Net Sales	$541.9	$584.0	$582.4	$544.0	$2,252.3
Cost of Sales	449.9	476.0	480.4	454.1	1,860.4
Selling, General and Administrative, Research, Development and Engineering	48.4	57.2	54.4	54.6	214.6
Income from Operations	43.6	50.8	47.6	35.3	177.3
Interest Expense, Net	(42.5)	(42.9)	(38.2)	(33.6)	(157.2)
Loss on Early Extinguishment of Debt	(15.8)	(11.5)	—	—	(27.3)
(Loss) Income before Income Taxes, Equity in Net Earnings of Affiliates and Cumulative Effect of Change in Accounting Principle	(14.7)	(3.6)	9.4	1.7	(7.2)
Income Tax Benefit (Expense)	2.9	(2.8)	(2.3)	6.0	3.8
(Loss) Income before Equity in Net Earnings of Affiliates and Cumulative Effect of Change in Accounting Principle	(11.8)	(6.4)	7.1	7.7	(3.4)
Equity in Net Earnings of Affiliates	0.1	0.3	0.3	0.3	1.0
(Loss) Income before Cumulative Effect of Change in Accounting Principle	$(11.7)	$(6.1)	$7.4	$8.0	$(2.4)
(Loss) Income Per Diluted Share before Cumulative Effect of Change in Accounting Principle	$(0.06)	$(0.03)	$0.04	$0.04	$(0.01)
Weighted Average Number of Diluted Shares Outstanding	198.5	198.5	203.1	202.9	198.5

Other Data:
Total Depreciation & Amortization	$53.9	$54.6	$54.6	$57.8	$220.9

The unaudited condensed pro forma combined financial information above is based on the Company’s actual financial results for the periods indicated and the historical results of Graphic from the beginning of the periods presented through the date of the Merger. The pro forma information has been prepared in accordance with accounting principles generally accepted in the United States of America and is provided for comparison and analysis purposes only. The unaudited pro forma combined financial information does not purport to represent the combined company’s results of operations or financial condition had the Merger and Related Financing Transactions actually occurred as of such dates or of the results that the combined company would have achieved after the Merger.

Adjustments contained in the above Unaudited Condensed Pro Forma Combined Statement of Operations are consistent to those adjustments within the Unaudited Condensed Pro Forma Combined Statement of Operations included in the Company’s Form 10-Q for the period ended September 30, 2003.